As filed with the Securities and Exchange Commission on November 21, 2008.

Registration No. 333-107070

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHWEST AIRLINES CORPORATION	NORTHWEST AIRLINES, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Minnesota
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

41-1905580	41-0449230
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

2700 Lone Oak Parkway

Eagan, Minnesota 55121-1534

(612) 726-2111

 (Address, Including Zip Code and Telephone Number of Principal Executive Offices)

Richard B. Hirst, Esq.

Senior Vice President & General Counsel

Delta Air Lines, Inc.

P.O Box 20706

Atlanta, Georgia 30320-6001

(Name and address of agent for service)

(404) 715-2191

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment on Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-107070) (the “Registration Statement”) of Northwest Airlines Corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on July 15, 2003.

On October 29, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of April 14, 2008, among the Company, Delta Air Lines, Inc. (“Delta”), and Nautilus Merger Corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Delta.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 21, 2008.

Northwest Airlines Corporation

By:	/s/ Edward H. Bastian
Name: Edward H. Bastian
Title: President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 21, 2008 by the following persons in the capacities indicated.

Signature	Title

/s/ Edward H. Bastian	President, Chief Operating Officer and Director (Principal Executive Officer)
Edward H. Bastian

/s/ Richard B. Hirst	Director
Richard B. Hirst

/s/ Paul A. Jacobson	Director
Paul A. Jacobson